Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO NAMES DRURY, MUELLER
TO SENIOR OPERATING POSTS

CRANFORD, NJ, February 16, 2011 – Metalico, Inc. (NYSE AMEX: MEA) has hired veteran scrap executive Kenneth P. Mueller to oversee its conventional Scrap Metal Recycling operations while formalizing new duties for Michael J. Drury in its Platinum Group Metals (“PGM’s”) and Lead Fabricating activities.

Mueller joins the Company as its Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling. Drury, a longtime Metalico Executive Vice President, will serve as Chief Operating Officer for its PGM and Lead operations.

Mueller, 57, began his recycling career in 1976 with Luria Bros. in Peoria, IL. He has held numerous commercial and operations management positions over the years with Luria Bros., The Snyder Group in Pittsburgh (a predecessor to Metalico’s operations in western Pennsylvania), Columbia Iron and Metal in Cleveland, and Cozzi Iron and Metal, in both Chicago and Pittsburgh. In 1997, Mueller relocated to Phoenix as President of Metal Management AZ. Most recently he was Western Regional President of Sims Metal Management based in Phoenix. He will be relocating to the East to assume his position with Metalico’s scrap.

Drury, 54, has been an Executive Vice President since Metalico’s founding in 1997. He has worked closely with the Company’s Lead Fabricating segment throughout its history and its PGM business since Metalico entered that business in 2007. He is retaining his corporate responsibilities in connection with the Company’s acquisition program, investor relations, and debt management.

Metalico President and Chief Executive Officer Carlos E. Agüero said, “We are delighted to add a veteran of Ken Mueller’s caliber to our management team. Ken brings an ideal set of skills and experience to head our Scrap Recycling Segment as we concentrate on the considerable number of growth opportunities.”

He added, “Mike Drury has been a hands-on manager of our PGM and Lead businesses for years and we’re happy to recognize him for it. Mike’s guidance has made us a leader in our markets in those sectors and we’re confident his success will continue.”

Drury will continue to work out of the Company’s corporate offices in Cranford, New Jersey. Mueller will be based in Pittsburgh as he supervises operations in western Pennsylvania following the recent departures of James and Daniel Snyder from the Company.

“When we acquired our Pittsburgh facilities from the Snyder family in 2008, we understood that Jim and Dan could move on to other interests after our initial transition,” Agüero said. “They were instrumental in the smooth integration of Metalico Pittsburgh into our overall operations and they’ve been hard-working and valued members of our team. We wish them the best in the future.”

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

# # #